Exhibit I

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

ClearBridge Energy Midstream Opportunity Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$278,587,136	0.0001476	$41,119.46
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$278,587,136
Total Fees Due for Filing			$41,119.46
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$41,119.46

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